CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 15, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Harris & Harris Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” and “Selected Condensed Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
November 28, 2006